Exhibit 10.37

March 25, 2005

William C. Bousema

1815 Port Tiffin Place

Newport Beach, CA  92660

Dear Bill:

We are pleased to offer you the position of Senior Vice President and Chief Financial Officer with Primal Solutions, Inc., a Delaware Corporation (“Primal”).  Additionally, you have agreed to serve as Corporate Secretary.   This is an exempt position based at our Irvine office, located at 18881 Von Karman Avenue, Suite 500, Irvine, California.  You will report directly to me.  Your start date is retroactive to February 1, 2005.

Our normal office hours are Monday through Friday, 8:30 am to 5:30 pm.  We maintain a business casual office environment.  Client meetings may require more formal business attire.

As a condition of employment, you will be required to sign our standard Employee Confidentiality & Invention Assignment Agreement, which is enclosed.  Further, this offer of employment is contingent on verification of your right to work in the United States, as required by the Immigration Reform and Control Act of 1986.

Your compensation will include:

Base Salary

$7,291.66 paid semi-monthly based on Primal’s payroll schedule ($175,000 annualized amount working full time).

Executive Incentive Compensation

You may be entitled to receive, in the form of additional compensation, an amount not less than 35% of your base salary upon meeting or exceeding certain Company Performance Goals.  The Company Performance Goals for Fiscal Year 2005 incentive compensation purposes will include both individual and company-wide targets. The Company Performance Goals for Fiscal Year 2005 are still under development and are expected to be finalized by March 31, 2005.

Duties

In addition to those duties and responsibilities set forth on Exhibit A hereto, you will have such duties as are assigned or delegated to you by the Chief Executive Officer or the Company’s Board of Directors.

Stock Options

Following commencement of employment, a recommendation will be made to the Board of Directors to grant to you options to purchase 1,081,062 shares of common stock under our 2004 Flexible Incentive Plan, which Primal stock options are scheduled to vest over a three year period.

You will receive credit for your service as a consultant in calculating your stock option vesting.  Additionally, if at any time during your employment by Primal, (i) you are terminated without Cause, or (ii) you terminate your employment for Good Reason, all outstanding unvested stock options granted to you will accelerate and vest.

Paid Time-Off

As an employee of Primal, you are eligible for paid vacations, personal holidays, and sick leave.  The Employee Handbook describes Primal’s current policies regarding these benefits.  As a member of Primal’s  senior management team, you will be eligible to accrue up to four (4) weeks annual paid vacation in addition to those paid holidays recognized in Primal’s employment policies.

Benefits

Primal provides medical, dental, life, AD&D, short- and long- term disability insurance and a 401(k) program. You will be eligible to participate in the Primal benefits plan per Primal’s standard benefits policy.  You will receive credit for your 4 months of service as a consultant to Primal.

Primal will pay or reimburse you for reasonable expenses incurred and expenditures made by you on behalf of or at the request of Primal in the performance of your duties as Senior Vice President, Chief Financial Officer and Secretary, in accordance with the Primal’s employment policies, including attending conventions, seminars, and other business meetings, in appropriate business entertainment activities and for promotional expenses.

Termination

A description of benefits you may be entitled to receive in the event of a change in control has been separately addressed in that certain Change in Control Agreement between you and Primal, of even date herewith.

The following paragraphs of this Termination section (the “Severance Provisions”) shall expire on the 1st anniversary of your employment with Primal and are applicable to circumstances other than a Change in Control:

(A)          Other than in the event of a Change in Control, if Primal terminates your employment without Cause or if you terminate your employment for Good Reason (as those capitalized terms are defined in the Change in Control Agreement), Primal will pay you (i) your salary for the remainder, if any, of the calendar month in which such termination is effective and for an additional 9-month period, (ii) 75% of your incentive compensation for the Fiscal Year during which the termination is effective and calculated assuming that 100% of the targets under such bonus plans are achieved,  (iii) accrued vacation through the date of termination, (iv) accrued but unpaid incentive compensation from the previous Fiscal Year, if any, (v) executive outplacement assistance for a period of 9 months, and (vi) continued coverage under Primal’s medical, dental, life and disability plans or under a COBRA plan providing similar benefits if continued coverage under Primal’s benefits plans is not permitted, for you and your dependents on the same terms as in effect at the time of termination of employment, for the period from the date of termination until you obtain replacement coverage through other employment or for a period of 9 months after such employment termination, whichever is less.  Payments will only be made for termination for Good Reason if you terminate within 1 month of the occurrence of Good Reason. In no event will payments under (i), (ii), (iv) and (v), above extend beyond 2-1/2 months following the close of the calendar year in which termination under this paragraph occurs, and payments will be accelerated, if necessary, to prevent such 2-1/2 month period to be exceeded.

(B)           If Primal terminates you for Cause, or if you terminate your employment other than for Good Reason or disability, Primal will pay you (i) your salary plus accrued vacation through the date such termination is effective, and (ii) accrued and unpaid incentive compensation from the previous Fiscal Year and for the then-current Fiscal Year (but only to the extent such incentive compensation has been earned and appropriate Company Performance Goals have been achieved prior to the termination of employment), if any.

(C)           Upon Disability (as defined in the Change in Control Agreement) for 120 consecutive days, or 180 days in any 12-month period, your employment may be terminated by either you or Primal and upon such termination you will be entitled to (i) your salary, offset by any payments made or benefits received by you in connection with any Company disability policy, disability insurance or state disability program, plus accrued vacation through the date of such termination, (ii) your incentive compensation, if any, for the Fiscal Year in which the Disability occurs, prorated through the end of the calendar month in which the disability is deemed to have occurred, provided that the Company Performance Goals for such Fiscal Year have been met, (iii) accrued and unpaid incentive compensation, if any, from the previous Fiscal Year, and (iv) continued coverage under Primal’s medical, dental, life and disability plans or under a COBRA plan providing similar benefits if continued coverage under Primal’s benefits plans is not permitted, for you and your dependents on the same terms as in effect at the time of termination of employment, for a period of 3 months after such employment termination.  Payments under  (ii) and (iii), above will be made no later than 2-1/2 months following the close of the calendar year in which termination under this paragraph occurs.

(D)          Upon death, your designated beneficiary will be entitled to
(i) your salary plus accrued vacation through the date of such termination, (ii) your incentive compensation, if any, for the Fiscal Year in which your death occurs, prorated through the end of the calendar month in which such death occurs, provided that the Company Performance Goals for such Fiscal Year have been met,

(iii) accrued and unpaid incentive compensation, if any, from the previous Fiscal Year, and (iv) continued coverage under Primal’s medical, dental, life and disability plans or under a COBRA plan providing similar benefits if continued coverage under Primal’s benefits plans is not permitted, for your dependents on the same terms as in effect at the time of termination of employment, for a period of 3 months after such employment termination.

As a condition of and prior to you receiving any unvested pay or benefits hereunder, Primal may require you to execute a release of all claims that you may have against Primal or its affiliates arising from your employment with Primal or its affiliates or the termination thereof, in a form reasonably satisfactory to Primal.

Notwithstanding the foregoing, for the 60 day period prior to the expiration of the 1st anniversary of your employment with Primal, Primal will commence negotiations with you in good faith regarding the new terms of this Termination section (the “New Severance Provisions”).  If, following such good faith negotiations of the New Severance Provisions, you and Primal are unable to reach agreement regarding the New Severance Provisions, the Severance Provisions contained herein shall expire on their terms.  If Primal does not negotiate in good faith, this letter agreement will expire on the one year anniversary of your employment, your employment with Primal will be terminated and you will be paid the severance benefits provided for in paragraph A of this Termination section and all outstanding unvested stock options granted to you will accelerate and vest.

Non-Interference

In consideration of the compensation and benefits to be paid or provided to you by Primal, you hereby covenant that you will not, directly or indirectly during your employment with Primal and for as long as you are entitled to severance benefits thereafter (i)  solicit business of the same or similar type being carried on by Primal, (ii) solicit as an employee, independent contractor, or otherwise, any person who is an employee of Primal or in any manner induce or attempt to induce any employee of Primal to terminate his or her employment with Primal, or (iii) interfere with Primal’s relationship with any person, including any person who at any time during your period of employment with Primal was an employee, contractor, supplier, or customer of Primal.

If you breach any of the terms and provisions of this Non-Interference section following the termination of your employment, Primal may, in addition to any other remedies that Primal may have for any such breach, immediately terminate the payment of any severance payments or benefits then being paid to you hereunder, other than payments vested prior to the date of termination of your employment.

Miscellaneous

Arbitration.

(A)          Arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a “Claim”) arising out of, related to, or connected with this letter agreement or the termination of the your employment relationship with Primal. This mutual agreement to arbitrate includes any Claim by you against any parent, subsidiary, or affiliated entity of Primal, or any director, officer, general or limited partner, employee or agent of Primal or of any such parent, subsidiary or affiliated entity. It also includes any claim against you by Primal, or any parent, subsidiary or affiliated entity of Primal.

(B)           This section does not apply to any claims by you: (1) for workers’ compensation benefits; (2) for unemployment insurance benefits; (3) under a benefit plan where the plan specifies a separate arbitration procedure; (4) filed with an administrative agency which are not legally subject to arbitration under this letter agreement; or (5) which are otherwise expressly prohibited by law from being subject to arbitration under this letter agreement.

(C)           Any arbitration proceedings shall be conducted in Orange County, California. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the “Arbitrator”). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the 45 day period, then any party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The parties agree that arbitration shall be conducted in accordance with California Code of Civil Procedure sections 1280 et seq., including Code of Civil Procedure section 1283.05 regarding discovery, except as modified in this Agreement. The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim. The Arbitrator shall issue a written decision revealing the essential findings and conclusions on which the decision is based. Judgment on the Arbitrator’s decision may be entered in any court of competent jurisdiction.

(D)          Primal shall be responsible for paying the fees and costs incurred in the arbitration (e.g., filing fees, transcript costs and Arbitrator’s fees). The parties shall be responsible for their own attorneys’ fees and costs, except that the Arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

(E)           The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this letter agreement, or any issue relating to whether a Claim is subject to arbitration under this letter agreement, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this letter agreement.

Severability.  In the event any provision of this letter agreement or the application thereof to any circumstance shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, then such provision shall be deemed to be deleted herefrom in any action before that court, and all other provisions of this letter agreement shall remain in full force and effect.

You acknowledge that this offer letter is not intended to be construed as an employment agreement for any specific term, and that Primal is an “at-will” employer. Either you or Primal are free to terminate your employment relationship at any time, with or without cause and with or without notice. This is the full and complete agreement between us concerning duration of employment and termination of employment. The “at-will” nature of your employment may only be changed in an expressed writing signed by you and the President of Primal.

If you have any questions concerning the terms of this offer, please do not hesitate to contact me.  I feel the position will be a challenging, exciting and rewarding one for you, and I personally look forward to working with you.  Please acknowledge your acceptance and understanding of these terms by signing and returning the following endorsement no later than March   , 2005.  If possible, please fax a copy of the signed letter and the last page of the Confidentiality Agreement within the next day to (949) 221-8590.  This offer is valid through March   , 2005.  The additional copy is for your records. Congratulations!

Sincerely,

/s/ Joseph R. Simrell
Joseph R. Simrell
President & Chief Executive Officer

Attachment: Employee Confidentiality and Invention Assignment Agreement

Accepted and Agreed to:	/s/ Bill Bousema	3/25/04
	Signature	Date

Exhibit A